FOR IMMEDIATE RELEASE

        COMMSCOPE SUBSIDIARY ANNOUNCES NEW NEGOTIATED AGREEMENT WITH
                           REPRESENTED EMPLOYEES
     IBEW LOCAL 1974 RATIFIES NEW CONTRACT WITH CONNECTIVITY SOLUTIONS
                            MANUFACTURING, INC.
--------------------------------------------------------------------------------

HICKORY, NC - February 21, 2006 - CommScope, Inc. (NYSE: CTV), a world leader in cable and connectivity solutions, today announced that Connectivity Solutions Manufacturing, Inc. (CSMI), a wholly owned manufacturing subsidiary located in Omaha, NE, has reached a new labor agreement with its represented production and maintenance employees.

The negotiated agreement between CSMI and the International Brotherhood of Electrical Workers (IBEW) Local 1974 has now been ratified by the entire bargaining unit. The existing contract expires on May 31, 2006.

"We are delighted that our employees recognize the critical role they play in helping to make the Omaha facility more globally competitive," said CommScope Executive Vice President and CSMI Board Chairman Eddie Edwards. "I believe that this new contract enhances CSMI's manufacturing potential and better positions CSMI to continue its long tradition of being one of Omaha's premier manufacturing locations."

The collective bargaining agreement governs the pay, benefits and working conditions for approximately 600 production and maintenance employees at the Omaha facility. The new agreement will be in effect from June 1, 2006 through December 31, 2008.

About CommScope
---------------
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of "last mile" cable and connectivity solutions for communication networks. Through its SYSTIMAX(R) Solutions and Uniprise(R) brands, CommScope is the global leader in structured cabling systems for business enterprise applications. CommScope is also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements that are based on information currently available to management, management's beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong                              Betsy Lambert, APR
Investor Relations                          Media Relations
(828) 323-4848                              (828) 323-4873


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